QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Section 240.14a-11(c) or 240.14a-12
INFORMATION HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(I) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

INFORMATION HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 29, 2003

        The Annual Meeting of Stockholders (the "Annual Meeting") of Information Holdings Inc., a Delaware corporation (the "Company"), will be held at the offices of Warburg Pincus & Co., 466 Lexington Avenue, New York, New York, 10017 on Tuesday, April 29, 2003, at 2:00 p.m., Eastern Standard Time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement:

  (a)
  To elect seven directors to serve until the 2004 annual meeting of stockholders or until their respective successors are duly elected and qualified;

  (b)
  To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003; and

  (c)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Holders of the Company's Common Stock of record at the close of business on March 14, 2003 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders of the Company as of the Record Date will be available for inspection during business hours through April 28, 2003, at the Company's offices, 2777 Summer Street, Suite 209, Stamford, Connecticut, and will also be available for inspection at the Annual Meeting.

        All Stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to complete, sign and date the enclosed proxy card and return it as soon as possible in the enclosed envelope which has been provided for your convenience and which requires no postage if mailed in the United States. The prompt return of proxy cards will ensure a quorum. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,
/s/ VINCENT A. CHIPPARI Vincent A. Chippari Secretary

March 28, 2003

INFORMATION HOLDINGS INC.
2777 Summer Street, Suite 209
Stamford, CT 06905

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Information Holdings Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, April 29, 2003, at 2:00 p.m., Eastern Standard Time, at the offices of Warburg Pincus & Co., 466 Lexington Avenue, New York, New York, 10017, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, together with the Company's Annual Report to stockholders for the fiscal year ended December 31, 2002, will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about April 1, 2003.

        Any stockholder or stockholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting Information Holdings Inc., 2777 Summer Street, Suite 209, Stamford, Connecticut 06905. To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by April 15, 2003.

Record Date and Voting Securities

        Stockholders can ensure that their shares are voted at the Annual Meeting by attending the Annual Meeting or signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Company's Secretary a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Company's Secretary at any time prior to the voting of the proxy.

        Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the Annual Meeting. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board or to abstain from voting for any proposal if the stockholder chooses to do so.

        Under Delaware law and the Company's Bylaws, the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the outstanding shares entitled to vote. Proxies marked "abstain" will be included in determining a quorum. On routine matters, brokers who hold customer shares in "street name" but have not timely received voting instructions from such customers have discretion to vote such shares. Since all of the matters to be voted upon at the Annual Meeting are routine, the presence of such shares will be included in determining a quorum.

        Under Delaware law and the Company's Bylaws, proposals must be approved by the affirmative vote of a majority of the shares present, either in person or by proxy, or, in the case of the election of directors, a plurality of the votes cast, at the Annual Meeting and entitled to vote. Accordingly, abstentions have the same effect as votes "against" a proposal, whereas instructions to withhold voting on the election of any nominee for director have no effect on the outcome of the vote.

        The Board has fixed the close of business on March 14, 2003 as the record date (the "Record Date") for the determination of the Company's stockholders who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 21,441,277 shares of common stock, par value $0.01 per share (the "Common Stock"), excluding treasury shares. The holders of Common Stock are entitled to one vote for each share held on the Record Date.

        PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies are the Company's officers. Any stockholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Company's Secretary at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the stockholder appointing such other person to represent him or her to inform such person of this appointment.

        The Company will bear the cost of solicitation of proxies. Further solicitation may be made by the Company's directors, officers and employees personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. The Company also intends to make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Stock. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Stock which such persons hold of record.

        The Company may send only one annual report and proxy statement to multiple stockholders that share the same address. Upon written or oral request, the Company will promptly supply such stockholders additional copies of the annual report and proxy statement. Such requests should be made by contacting the Company either by mail at the Company's offices at 2777 Summer Street, Suite 209, Stamford, Connecticut 06905 or by telephone at (203) 961-9106. If stockholders sharing the same address are receiving multiple copies of the annual report and proxy statement, such stockholders can request delivery of a single copy of the annual report and proxy statement by contacting the Company at the above address.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

        All of the Company's directors serve annual terms which expire on the date of the Annual Meeting. At the Annual Meeting, the stockholders will elect seven directors to hold office, subject to the provisions of the Company's Certificate of Incorporation and Bylaws, until the Annual Meeting of Stockholders in 2004 and until their respective successors shall have been duly elected and qualified.

        The Company has agreed to nominate and use its best efforts to elect and cause to remain as directors (i) Mason P. Slaine, for so long as he beneficially owns, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), at least 5% of the outstanding shares of Common Stock, unless the Company terminates his employment for "Just Cause" (as defined in his employment agreement) and (ii) at least one or two nominees of Warburg, Pincus Ventures, L.P. ("Warburg Pincus"), for so long as Warburg Pincus owns at least 10% or 20%, respectively, of the outstanding shares of Common Stock.

        Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote FOR the election of the seven director nominees named below. The Board believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees.

        The nominees for election as directors to serve until the Annual Meeting of Stockholders in 2004, together with certain information about them, are set forth below:

Michael E. Danziger	Michael E. Danziger, 44, has served as one of the Company's directors since July 1998. Mr. Danziger is currently a consultant in the information and publishing field. From 1991 to 1999, Mr. Danziger was Chairman of Thomson Financial Database Group, a division of Thomson Financial that provides financial information, products and services. Since 1993, he has also been a director of Rand Publishing Company Inc., a small holding company that has made investments in the publishing industry ("Rand"). Mr. Danziger is also a director of two privately held companies that are affiliates of Warburg Pincus & Co. ("WP").
David R. Haas
David R. Haas, 61, has served as one of the Company's directors since July 1998. Mr. Haas has been a financial consultant in the entertainment and communications industries since 1995. From 1990 until 1994, he was Senior Vice President and Controller of Time Warner, a leading media and entertainment company.
Keith B. Jarrett
Keith B. Jarrett, 53, has served as one of the Company's directors since December 2002. Dr. Jarrett is currently a Principal in Rockport Funding, LLC and Ajax Mountain Partners, both investment partnerships, and is a strategic advisor to numerous venture investment firms. From 1987 to 2001, he held senior management positions within the Thomson Corporation, including President & CEO of Thomson Financial Ventures and President & CEO of Thomson Financial International. He is a director of Penn Virginia Resources, as well as several privately held organizations.

Sidney Lapidus
Sidney Lapidus, 65, has served as one of the Company's directors since December 1996. Mr. Lapidus is a General Partner of WP and a Member and Managing Director of Warburg Pincus LLC ("WP LLC"), where he has been employed since 1967. He is currently a director of Radio Unica Communications Corp., Lennar Corporation, Knoll, Inc. and several privately held companies.
Martin D. Payson
Martin D. Payson, 65, has served as one of the Company's directors since December 2002. Mr. Payson held the position of Vice Chairman of Time Warner, Inc. from 1990 to 1992, and was a member of its Board of Directors. Prior to its merger with Time Inc. in 1990, Mr. Payson was General Counsel of Warner Communications Inc. ("Warner") and a member of its Office of the President. He is a director of Panavision, Inc. and Delta Financial Corp., as well as several privately held commercial and philanthropic organizations.
Mason P. Slaine
Mason P. Slaine, 49, has served as one of the Company's directors since December 1996. Mr. Slaine has been President and Chief Executive Officer since December 1996. Since 1993, Mr. Slaine has been a director and officer of Rand. From 1994 to 1996, Mr. Slaine served as President of Thomson Financial, a division of the Thomson Corporation that provides financial information, research, analysis and software products worldwide. From 1993 to 1994, he served as President of Thomson Financial Publishing, a division of Thomson Financial.
John L. Vogelstein
John L. Vogelstein, 68, has served as one of the Company's directors since April 2002. Mr. Vogelstein is a General Partner of WP and a Member and Vice Chairman of WP LLC, where he has been employed since 1967. Mr. Vogelstein is a Director of Journal Register Company and Mattel, Inc.

RECOMMENDATIONS AND VOTE

        The affirmative vote of a plurality of the shares of Common Stock cast, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of the directors.

  The Board recommends a vote "FOR" election of the nominees listed above.

PROPOSAL NUMBER TWO

RATIFICATION OF INDEPENDENT AUDITORS

        Subject to stockholder ratification, the Board, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003. This firm has examined the accounts of the Company since inception. If the stockholders do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to questions.

Audit Fees

        Audit fees billed to the Company by Ernst & Young LLP during the Company's 2002 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $472,000.

Financial Information Systems Design and Implementation Fees

        The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the Company's 2002 fiscal year.

All Other Fees

        Fees billed to the Company by Ernst & Young LLP during the Company's 2002 fiscal year for all other services rendered to the Company totaled $417,000, including audit related services of $101,000 and non-audit services (primarily tax services) of $316,000.

RECOMMENDATION AND VOTE

        The affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote is required for the ratification of the independent auditors.

        The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors.

THE BOARD AND ITS COMMITTEES

        The Board is responsible for the Company's management and direction and for establishing broad corporate policies. The Board held five regularly scheduled meetings during the year ended December 31, 2002. Prior to December 2002, the Board had six members. All directors attended at least 75% of all meetings held while they were directors, other than Mr. Vogelstein who attended two of three meetings, or 67%, of meetings he was eligible to attend.

Committees of the Board

        The Board has two standing committees: the Audit Committee and the Compensation Committee. The Company does not currently have a standing committee on nominations. The principal responsibilities of each committee are described below.

        Audit Committee.    From January to October 2002, the Audit Committee was comprised of Michael Danziger, David Haas (Chairman of the Audit Committee) and John Purcell. Martin Payson replaced John Purcell on the Audit Committee upon his election to the Board in December 2002. Mr. Haas qualifies as a financial expert, as that term is defined by New York Stock Exchange ("NYSE") listing standards and SEC guidelines. Each committee member meets the independence requirements of the NYSE and SEC. The Audit Committee is responsible for meeting with the Company's independent auditors regarding, among other issues, audits and adequacy of the Company's accounting and control systems. The Audit Committee also recommends a firm of certified independent auditors to serve as the Company's independent auditors, authorizes all audit fees and other professional services rendered by the accountants, reviews the independence of the accountants and ensures the objectivity of the Company's financial statements. It held five meetings in 2002. Additional information regarding the Audit Committee and its functions and responsibilities is included in this Proxy Statement under the caption "Report of the Audit Committee of the Board of Directors."

        Compensation Committee.    From January to April 2002, the Compensation Committee was comprised of David Haas and David Libowitz. Subsequent to April 2002, the Compensation Committee was comprised of David Haas and Sidney Lapidus. The Compensation Committee has the authority to determine all matters relating to the compensation of the Company's employees. It held one meeting during 2002. The Board of Directors did not reject any recommendations of the Compensation Committee in 2002.

Compensation of Directors

        Effective January 1, 2003, each director who is not an employee of the Company (each, an "Outside Director"), receives an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board attended in person and $500 for each telephonic meeting of the Board attended. The members of the Audit Committee receive a retainer of $5,000, with the Chairman of the Audit Committee receiving an additional annual fee of $2,000. Each Outside Director also receives an annual grant of options to acquire 1,500 shares of Common Stock at a price per share equal to the fair market value on the date of grant. All options granted to Outside Directors are fully vested upon issuance. Directors who are not Outside Directors do not receive fees for serving on the Board or any committee thereof. Prior to 2003, each independent director of the Company received a fee of $1,000 for each meeting of the Board attended in person and $500 for each telephonic meeting of the Board attended. Each independent director also received an annual grant of options to acquire a number of shares of Common Stock equal to $15,000 divided by the fair market value of the Company's common stock on the date of grant. All options granted to independent directors were fully vested upon issuance.

        Through October 2002, the Company had three directors employed by the Company or its affiliates and three Independent Directors, as that term is defined by the NYSE listing standards. Since December 2002, the Company has had four Independent Directors (Messrs. Danziger, Haas, Jarrett and Payson) and three directors employed by the Company or its affiliates. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board and any committee thereof.

Compensation Committee Interlocks and Insider Participation

        The Securities and Exchange Commission (the "Commission") requires issuers to disclose the existence of any other company in which both (i) the Company's executive officer serves on the board of directors and/or compensation committee and (ii) any of the the Company's directors serve as an executive officer. There are no relationships that are required to be disclosed hereunder.

EXECUTIVE OFFICERS

        Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of each executive officer of the Company as of March 14, 2003 is provided below (other than Mr. Slaine, whose biography is set forth above).

        Vincent A. Chippari, 42, has served as Executive Vice President and Chief Financial Officer of the Company since January 1998. From 1990 to 1996, Mr. Chippari was Chief Financial Officer of Thomson Business Information, which serves the global scientific, medical, intellectual property, technical and general reference markets. From 1996 to 1997, he was Executive Vice President, Operations, of Thomson Intellectual Property/Automotive Group, as well as General Manager of its Derwent Information North America unit, a patent and scientific information business.

        R. Richard Dool, 48, has served as President and Chief Executive Officer of the Company's Liquent unit since it was acquired by the Company in December 2001. Mr. Dool has been President and Chief Executive Officer of Liquent since February 2000. From 1994 until February 2000, he was President and Chief Executive Officer of Labvantage Solutions, a provider of laboratory automation software.

        Fenton J. Markevich, 47, has served as President and Chief Executive Officer of the Company's CRC Press unit ("CRC") since August 2001. From August 1999 to August 2001, Mr. Markevich was Senior Vice President and Chief Financial Officer of CRC. From June 1998 to August 1999, Mr. Markevich was an independent consultant in the telecommunications industry. From February 1997 to June 1998, he was Senior Vice President and Chief Financial Officer of Continental Graphics Group. From February 1989 to November 1996, he was Vice President and Chief Financial Officer of PIP Printing.

        Jay S. Nadler, 38, has served as President of the Company's MicroPatent unit since October 2002 and as President of its Master Data Center unit since December 2002. Mr. Nadler had served as President of the Company's Intellectual Property Group from April 2001 to October 2002. He was President of the Company's CorporateIntelligence.com unit from April 2000 to April 2001. From February 1993 to March 2000, Mr. Nadler held senior management positions in various units of Thomson Financial.

        Aneel M. Pandey, 36, has served as Chief Executive Officer of the Company's Transcender unit since it was acquired by the Company in November 2000. He also served as President of Transcender from November 2000 until May 2001. Mr. Pandey founded Transcender in 1992 and served as its Chief Executive Officer through November 2000.

Employment Agreements

  Mason P. Slaine

        The Company has an employment agreement, dated as of April 30, 2002, with Mason P. Slaine which provides that Mr. Slaine will serve as President and Chief Executive Officer of the Company until June 30, 2003, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Slaine's employment agreement provides for a base salary of $750,000 through June 30, 2002, increasing to $825,000 through June 30, 2003 and $900,000 through June 30, 2004. Thereafter Mr. Slaine's base salary will be subject to increases at the discretion of the Board of Directors. In addition, Mr. Slaine is eligible to receive an annual cash bonus, as determined by the Board of Directors. He is also entitled to participate in health, insurance, pension, automobile and other benefits provided to other senior executives of the Company.

        In connection with the execution of the employment agreement, the Company granted options to Mr. Slaine to purchase 200,000 shares of Common Stock at a purchase price per share equal to the fair market value of one share of Common Stock on the date of grant. These options vest and become exercisable at the rate of 100,000 shares each on the first and second anniversaries of the date of grant; provided, however, that the options shall become immediately vested and exercisable upon the occurrence of a Change of Control (as defined in the employment agreement), Mr. Slaine's death or his termination of employment on account of disability.

        In the event of (i) Mr. Slaine's death during his term of employment with the Company or (ii) the termination of his employment by the Company without "Just Cause" (as defined in the employment agreement) or (iii) his resignation from employment for "Good Reason" (as defined in the employment agreement), the Company is obligated to continue paying Mr. Slaine's base salary for a 12 month period following the date of termination. In addition, the Company is required to continue to provide health insurance benefits during such 12 month period. In the event that Mr. Slaine resigns within 90 days following a Change of Control or the Company terminates Mr. Slaine's employment without Just Cause following a Change of Control, the Company is obligated to pay to Mr. Slaine a lump sum amount equal to three times the sum of (i) his then current base salary and (ii) the bonus he received in the prior fiscal year; provided, however, that if such Change in Control occurs during fiscal 2003, the bonus shall be considered to be 50% of his base salary. In addition, the Company is required to continue to provide health insurance benefits during the 12 month period immediately following such termination. To the extent that any payment under the employment agreement would be subject to an excise tax imposed by Section 4999 of the Code, the Company is required to make gross-up payment (the "Gross-up Payment") to Mr. Slaine to cover the excise tax and any taxes incurred by Mr. Slaine upon the payment of the Gross-up Payment.

        Mr. Slaine's employment agreement also contains a non-complete clause, which applies until the second anniversary of the termination of Mr. Slaine's employment, unless he is terminated by the Company without Just Cause or resigns for Good Reason. The employment agreement also contains confidentiality and non-solicitation provisions. In consideration for these non-compete, non-solicitation and confidentiality covenants the Company has agreed to pay to Mr. Slaine 50% of his then current base salary over the course of the two-year period.

  Vincent A. Chippari

        The Company has an employment agreement, dated as of January 19, 1998, with Vincent A. Chippari which provides that Mr. Chippari will serve as Executive Vice President and Chief Financial Officer of the Company until January 19, 2004, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Chippari's employment agreement provides for an initial base salary of $200,000 per year, increased annually to the extent of any net increase in the Consumer Price Index. In addition, Mr. Chippari is eligible to receive an annual cash bonus in an amount up to 50% of his base salary based upon the meeting of certain objectives approved by the Board of Directors. Mr. Chippari is also entitled to participate in health, insurance, pension and other benefits provided to other senior executives of the Company.

        In the event that Mr. Chippari resigns or his employment terminates for "Cause" (as defined in his employment agreement), Mr. Chippari will be entitled to receive any accrued but unpaid base salary, unused vacation and unreimbursed expenses. In the event the Company terminates his employment without Cause, in addition to the amounts specified in the foregoing sentence, Mr. Chippari will continue to receive his base salary and health and insurance benefits for a period of 12 months following the date of such termination. Mr. Chippari's employment agreement also contains a non-compete clause, which applies until the first anniversary of the termination of Mr. Chippari's employment, and confidentiality and non-solicitation provisions.

  R. Richard Dool

        Concurrent with the acquisition of Liquent, Inc. in December 2001, the Company assumed and subsequently amended an employment agreement with R. Richard Dool. The agreement, as amended, provides that Mr. Dool will serve as President and Chief Executive Officer of Liquent through December 31, 2003, subject to automatic one-year renewals unless either party provides notice of non-renewal. Under the terms of the agreement, Mr. Dool is entitled to an annual base salary of $225,000. In addition, he is entitled to receive an annual cash bonus of up to $100,000 at the discretion of the Board of Directors. Mr. Dool is also entitled to participate in health, insurance, pension, automobile and other benefits provided to other senior executives of the Company.

        The agreement provides that Mr. Dool is entitled to severance benefits if his employment is terminated without "Cause" (as that term is defined in the agreement) or if he resigns for "Good Reason" (as defined in the agreement) (the "Severance Benefits"). Severance Benefits are (i) 12 months' salary; (ii) 50% of his target bonus, upon termination without Cause or resignation with Good Reason; (iii) 12 months of continued health coverage; and (iv) up to $20,000 for outplacement services.

  Jay S. Nadler

        The Company has an employment agreement, dated as of April 10, 2000, with Jay Nadler which provides that Mr. Nadler will serve as President of the Company's CorporateIntelligence.com unit, or in such other senior executive positions as agreed with Mr. Nadler, until April 10, 2003, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Nadler currently serves as President of the Company's MicroPatent and Master Data Center units. Mr. Nadler's employment agreement provides for an initial base salary of $250,000 per annum, increased annually to the extent of any increase in the Consumer Price Index. In addition, Mr. Nadler is entitled to receive a cash bonus in an amount up to 50% of his base salary based upon meeting objectives determined by the Board of Directors. Mr. Nadler is also entitled to participate in health, insurance, pension and other benefits provided to other senior executives of the Company.

        Mr. Nadler's employment agreement provided for the grant of options, dated April 25, 2000, to purchase 100,000 shares of Common Stock at the then current market price of $25.75 per share. Pursuant to a stock option agreement, Mr. Nadler's options are exercisable for a period of ten years from the date of grant. The options vest and become exercisable in four equal annual installments from the date of grant.

        In the event that Mr. Nadler's employment is terminated for "Cause" (as defined in his employment agreement), he will be entitled to receive any accrued but unpaid base salary, unused vacation and unreimbursed expenses. In the event the Company terminates his employment without Cause, or if he resigns within 90 days following a change in control, in addition to the amounts specified in the foregoing sentence, Mr. Nadler will continue to receive his base salary and health and insurance benefits for a period equal to the greater of 6 months from the date of termination or the remainder of the employment term. In the event the Company does not renew the employment agreement, Mr. Nadler will continue to receive his base salary and health and insurance benefits for a period of 4 months from the expiration date of the employment contract. Mr. Nadler's employment agreement also contains a non-compete clause, which applies until the first anniversary of the termination of Mr. Nadler's employment, and confidentiality and non-solicitation provisions.

  Aneel M. Pandey

        The Company has an employment agreement, dated as of November 6, 2000 with Aneel Pandey which provides that Mr. Pandey will serve as Chief Executive Officer of Transcender until November 5, 2003, subject to automatic one-year renewals unless either party provides notice of non-renewal. Mr. Pandey's employment agreement provides for a base salary of $200,000 per annum through November 5, 2001, increasing to $235,000 through November 5, 2002 and $260,000 through November 5, 2003. In addition, Mr. Pandey is entitled to receive a bonus equal to 50% of his base salary based upon meeting objectives determined by the Board of Directors. Mr. Pandey is also entitled to participate in health, insurance, pension and other benefits provided to other senior executives of the Company.

        The Company also has a confidentiality and non-competition agreement, dated November 6, 2000, which provides that for a period ending on the third anniversary of the termination of Mr. Pandey's employment, Mr. Pandey will not, directly or indirectly, engage in any business which competes with Transcender.

        In the event that Mr. Pandey's's employment is terminated for "Cause" (as defined in his employment agreement), Mr. Pandey will be entitled to receive any accrued but unpaid base salary, unused vacation and unreimbursed expenses. In the event the Company terminates his employment without Cause, in addition to the amounts specified in the foregoing sentence, Mr. Pandey will continue to receive his base salary and health and insurance benefits for the remainder of the employment term.

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Board of Directors and Compensation Committee (the "Compensation Committee") on Executive Compensation and the Performance graphs shall not be incorporated by reference into any such filings.

REPORT OF THE BOARD OF DIRECTORS AND THE BOARD COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

        The Compensation Committee's responsibilities include establishing the Company's policies governing the compensation of its officers and other key executives. The Compensation Committee approves all elements of compensation for executive officers, including their equity compensation under the Company's 1998 Amended and Restated Stock Option Plan (the "Option Plan"). The Board is responsible for overall administration of the Option Plan.

        Executive Compensation.    The Company's compensation program consists of base salary, annual incentive payments, stock options and employee benefits. The goal of the Company's compensation program is to motivate and reward its executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. The Company's executive compensation program is designed to align executive compensation practices with increasing the value of the Common Stock and to foster adherence to, and promotion of, the Company's business mission, values, strategic goals and annual objectives.

        Except for equity compensation under the Option Plan to employees who are not executive officers, the Compensation Committee has the authority to determine all matters relating to compensation of the Company's employees. When making compensation decisions, the Compensation Committee considers an executive's scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company's business plan and general economic factors. The Compensation Committee also considers input from the Company's Chief Executive Officer and Chief Financial Officer.

        Base Salary and Bonus.    The salary levels for executive officers are determined by such officer's level of job responsibility and experience, job performance and attainment of pre-established goals. Consideration is also given to salaries for comparable positions within the industry and the Company's ability to pay. The Compensation Committee considers all of these factors and makes an informed decision with respect to any annual salary increases for the executive officers. Bonus payouts to the Company's executive officers and other key employees are based on the attainment of corporate earnings goals and certain individual performance goals.

        Compensation of Chief Executive Officer.    The salary paid and stock options granted in fiscal 2002 to Mason Slaine, the Company's Chief Executive Officer, were determined in accordance with specific provisions of his employment agreement. Mr. Slaine received a bonus of $206,000 for fiscal 2002.

        Options.    The Board believes that stock options are important to provide an inducement to obtain and retain the services of the Company's employees and the employees of its subsidiaries and to increase their proprietary interest in the Company's success. Long-term incentives in the form of stock options provide a vehicle to reward executive officers only if there is an increase in stockholder value. Stock options are granted on a subjective and discretionary basis within a guideline range that takes into account the position and responsibilities of the Company's executive officers and key employees whose contributions and skills are important to the Company's long-term success.

        During 2002, the Board approved the issuance of options to purchase a total of 380,342 shares of Common Stock to various employees. Such options were granted at exercise prices equal to the respective market prices of the Common Stock on the various dates of grant.

        Policy Regarding Qualifying Compensation.    Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limitation on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the compensation qualifies as "performance-based compensation" or is otherwise exempt from the provisions of Section 162(m). None of the compensation paid to executive officers exceeded the limits of Section 162(m) for the fiscal year ended December 31, 2002.

BOARD OF DIRECTORS	COMPENSATION COMMITTEE
Michael E. Danziger	David R. Haas
David R. Haas	Sidney Lapidus
Sidney Lapidus Keith B. Jarrett Martin D. Payson Mason P. Slaine John L. Vogelstein

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate filings by reference, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee of the Board of Directors shall not be incorporated by reference into any such filings except to the extent that the Company specifically incorporates it by reference in such filings and shall not be deemed to be "soliciting material" or to be "filed" with the Commission.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee is responsible for overseeing the Company's financial reporting process and for recommending to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent auditors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee is composed of independent directors of the Company, as currently defined by NYSE and SEC guidelines, and acts pursuant to a written charter adopted by the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

        The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        The independent auditors provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. The Audit Committee has reviewed and discussed with the independent auditors the firm's independence and has considered the compatability of non-audit services with the auditor's independence.

        The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, both with and without management present, to discuss the results of their examinations, their evaluation of internal controls, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE

Michael E. Danziger
David R. Haas
Martin D. Payson

March 1, 2003

SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning compensation earned by the Chief Executive Officer and the next four most highly compensated officers (the "Named Executive Officers") during the fiscal years ended December 31, 2002, 2001 and 2000.

Long Term Compensation Awards
Annual Compensation
Name and Principal Position				Securities Underlying Options (#)
	Year	Salary ($)	Bonus ($)
Mason P. Slaine President and Chief Execuitve Officer	2002 2001 2000	787,000 725,000 512,000	206,000 — 300,000	200,000 200,000 —
Vincent A. Chippari Executive Vice President and Chief Financial Officer	2002 2001 2000	228,000 225,000 210,000	58,000 50,000 92,000	— 25,000 —
Jay S. Nadler (1) President, MicroPatent/Master Data Center	2002 2001 2000	267,000 258,000 180,000	68,000 50,000 25,000	— — 100,000
Fenton J. Markevich President & CEO, CRC Press	2002 2001 2000	200,000 180,000 131,000	100,000 — —	— 25,000 4,000
Aneel M. Pandey (2) Chief Executive Officer, Transcender LLC	2002 2001 2000	239,000 206,000 30,000	— 100,000 —	— 20,500 20,000

(1)
Mr. Nadler's employment commenced on April 10, 2000.

(2)
Mr. Pandey's compensation includes compensation from November 6, 2000, the date of the Company's acquisition of Transcender.

STOCK OPTION GRANTS IN 2002

        The following table sets forth information concerning individual grants of options to purchase Common Stock made to the Named Executive Officers during the fiscal year ended December 31, 2002.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options Granted (#)
		Percent of Total Options Granted to Employees
Name			Exercise or Base Price ($/Share)	Expiration Date
					5%	10%
Mason P. Slaine	200,000(2)	52.6%	$31.15	4/29/12	$3,918,000	$9,930,000

(1)
Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Commission. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2)
Options were granted on April 29, 2002 and vest and become exercisable in two equal annual installments from the date of grant.

AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL
YEAR-END OPTION VALUES

        The following table sets forth information concerning option exercises by the Named Executive Officers during the fiscal year ended December 31, 2002 and the fiscal year-end value of unexercised options.

			Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-The-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable/Unexercisable	Exercisable/Unexercisable*
Vincent A. Chippari	20,000	$332,000	63,467/12,500	179,000/0
Mason P. Slaine			100,000/300,000	0/0
R. Richard Dool			10,000/30,000	0/0
Fenton J. Markevich			11,250/22,250	0/0
Jay S. Nadler			50,000/50,000	0/0
Aneel M. Pandey			32,625/7,875	0/0

*
Based on the closing price for the Common Stock of $15.52 on December 31, 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information, as of March 14, 2003, regarding the beneficial ownership of Common Stock by (i) each stockholder who the Company knows owns more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent (1)
Warburg, Pincus Ventures, L.P. (2). 466 Lexington Avenue New York, New York 10017	6,804,752	31.7
Mason P. Slaine (3) 2777 Summer Street, Suite 209 Stamford, Connecticut 06905	1,700,000	7.9
Baron Capital Group, Inc. (4) 767 Fifth Avenue New York, New York 10153	1,317,000	6.1
Liberty Wanger Asset Management, L.P. (4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,223,500	5.7
Vincent A. Chippari (5)	79,467	*
R. Richard Dool (6)	10,000	*
Fenton J. Markevich (7)	11,350	*
Jay S. Nadler (8)	53,500	*
Aneel M. Pandey (6)	32,625	*
Michael E. Danziger (9)	97,387	*
David R. Haas (9)	10,261	*
Keith B. Jarrett (10)	2,500	*
Sidney Lapidus (11)	6,819,824	31.8
Martin D. Payson (10)	1,500	*
John L. Vogelstein (11)	6,806,252	31.8
All directors and executive officers, as a group (twelve persons)	8,819,914	41.1

*
Less than 1%.

(1)
Pursuant to the regulations of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)
The sole general partner of Warburg, Pincus Ventures, L.P. ("Warburg Pincus") is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages Warburg Pincus.

(3)
Includes 100,000 shares issuable upon exercise of options that are vested and exercisable.

(4)
As reported on SEC Form No.13G filed in February 2003.

(5)
Includes 75,967 shares issuable upon exercise of options that are vested and exercisable.

(6)
Represents shares issuable upon exercise of options that are vested and exercisable.

(7)
Includes 11,250 shares issuable upon exercise of options that are vested and exercisable.

(8)
Includes 50,000 shares issuable upon exercise of options that are vested and exercisable.

(9)
Includes 5,781 shares issuable upon exercise of options that are vested and exercisable.

(10)
Includes 1,500 shares issuable upon exercise of options that are vested and exercisable.

(11)
6,804,752 of the shares indicated as beneficially owned by Mr. Lapidus and Mr. Vogelstein are owned by Warburg Pincus and are included because of their affiliation with Warburg Pincus. Messrs. Vogelstein and Lapidus are General Partners of WP and members of WP LLC.    Messrs. Lapidus and Vogelstein disclaim beneficial ownership of the shares owned by Warburg Pincus. The share totals also include 1,500 shares issuable upon exercise of options that are vested and exercisable. The mailing address for Messrs. Lapidus and Vogelstein is c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Warburg Pincus and Mr. Slaine (the "Initial Stockholders") are entitled to certain registration rights with respect to their respective shares of Common Stock. Pursuant to a registration rights agreement, the Initial Stockholders have the right to request two registrations of their shares of Common Stock, provided that the anticipated public offering price equals $15 million or more, and unlimited registrations on Form S-3, provided that the anticipated aggregate offering price exceeds $5 million. In addition, the Initial Stockholders are entitled to have their shares included in an unlimited number of registrations initiated by the Company, subject to certain customary restrictions. In general, all fees, costs and expenses of such registration (other than underwriting discounts and selling commissions) will be borne by the Company. The Company has agreed to indemnify the Initial Stockholders from any liability arising out of or relating to any untrue statement of a material fact or any omission of a material fact in any registration statement or prospectus filed by the Company pursuant to the registration rights agreement, subject to certain exceptions.

SHARE INVESTMENT PERFORMANCE

        The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on (i) August 7, 1998, the effective date of the Company's initial public offering and (ii) the close of the market on December 31, 2002 against the Russell 2000 Index ("Russell 2000") and an industry peer group consisting of McGraw-Hill Companies, Thomson Corporation, Factset Research Systems and Reuters Group:

Performance Chart

	8/7/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Information Holdings	100	130.57	240.93	194.30	234.69	128.66
Russell 2000	100	101.48	121.39	116.29	117.48	92.13
Peer Group	100	123.90	179.77	193.35	169.16	132.85

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission and the NYSE. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on the Company's review of the copies of such forms furnished to the Company and written representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than 10% owners were complied with during fiscal year 2002, except with respect to Mr. Slaine, who did not timely file a Form 4 reporting the grant of stock options or the sale of Common Stock. Both transactions have since been reported.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2004

        Any proposals intended to be presented by stockholders at the Company's Annual Meeting of Stockholders to be held in 2004 must meet the requirements of Rule 14a-8 of the Commission relating to stockholders' proposals. A stockholder proposal outside of the processes of Rule 14a-8 will be considered untimely if received by the Company after February 10, 2004.

OTHER BUSINESS

        It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and the ratification of independent auditors, and the Board was not aware of any other matters which might properly be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

        Proxies in the form enclosed are solicited by or on behalf of the Board. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the Company's officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodian, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

        It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

By Order of the Board
/s/ VINCENT A. CHIPPARI Vincent A. Chippari Secretary March 28, 2003

IMHCM-PS-03

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

INFORMATION HOLDINGS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 29, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
AND SHOULD BE RETURNED AS SOON AS POSSIBLE IN THE PRE-PAID ENVELOPE PROVIDED
FOR YOUR MAILING CONVENIENCE.

        The undersigned, having received notice of the meeting and proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Mason P. Slaine and Vincent A. Chippari, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of INFORMATION HOLDINGS INC. (the "Company") to be held at the offices of Warburg, Pincus & Co., 466 Lexington Avenue, New York, New York on Tuesday, April 29, 2003 at 2:00 p.m., Eastern Standard Time, and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

        IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

        THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN BY THE UNDERSIGNED STOCKHOLDER. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

INFORMATION HOLDINGS INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.
1.
Election of Directors.

Nominees:	(01) Michael E. Danziger, (02) David R. Haas, (03) Keith B. Jarrett, (04) Sidney Lapidus, (05) Martin D. Payson, (06) Mason P. Slaine (07) John L. Vogelstein
	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
2.
To ratify and approve the selection by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the current fiscal year ending December 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
To transact such other business as may properly come before the meeting or any adjournment thereof. For all nominees except as written above

        MARK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

  Please sign exactly as your name appears hereon. When shares are held by joint owners both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                                                               Date:                                Signature:                                                               Date:

QuickLinks

INFORMATION HOLDINGS INC.
INFORMATION HOLDINGS INC. 2777 Summer Street, Suite 209 Stamford, CT 06905
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
RECOMMENDATIONS AND VOTE
PROPOSAL NUMBER TWO RATIFICATION OF INDEPENDENT AUDITORS
RECOMMENDATION AND VOTE
THE BOARD AND ITS COMMITTEES
EXECUTIVE OFFICERS
REPORT OF THE BOARD OF DIRECTORS AND THE BOARD COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
SUMMARY COMPENSATION TABLE
STOCK OPTION GRANTS IN 2002
AGGREGATED OPTION EXERCISES IN 2002 AND FISCAL YEAR-END OPTION VALUES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARE INVESTMENT PERFORMANCE
Performance Chart
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2004
OTHER BUSINESS